Exhibit 1

Notice to U.S. Shareholders

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

April 25, 2012

To Whom It May Concern,
Company Name: Nippon Paper Group, Inc.
Representative: Director and President Yoshio Haga
(Stock Code: 3893, First Sections of TSE, OSE and NSE)
Contact Person: Yasuhito Obayashi,
General Manager of Corporate Planning Dept.
(TEL: 03-6665-1002)

Notification of Entry into a Merger Agreement with Consolidated Subsidiary Nippon Paper Industries Co., Ltd., and a Merger Agreement among Nippon Paper Industries Co., Ltd., and Consolidated Subsidiaries Nippon Daishowa Paperboard Co., Ltd., Nippon Paper-Pak Co., Ltd. and Nippon Paper Chemicals Co., Ltd.

At the meeting of the Board of Directors of Nippon Paper Group, Inc. (the “Company” or “Nippon Paper Group”) held today, the Board passed a resolution approving the terms of and entry by the Company into a merger agreement whereby the Company will merge with the Company’s wholly owned subsidiary, Nippon Paper Industries Co., Ltd. (“Nippon Paper Industries”), with Nippon Paper Industries being the surviving company, effective April 1, 2013.

At the General Meeting of Shareholders scheduled for June 28, 2012, the Company plans to obtain shareholder approval of the merger agreement. The Company plans to delist its shares from the stock exchanges on March 27, 2013 (with the last trading day of shares to be March 26, 2013), while Nippon Paper Industries, the surviving company, plans to list its shares on the Tokyo Stock Exchange, Inc. on April 1, 2013 by employing the technical listing system (Note1) (Note2).

It was decided that Nippon Paper Industries would be the surviving company in the merger between the Company and Nippon Paper Industries in order to minimize certain effects of the merger on the business activities of the operating company Nippon Paper Industries, such as by minimizing the impact of the merger on Nippon Paper Industries’ various approvals and licenses.

In addition, the Company also hereby reports that, at each respective meeting of the Boards of Directors of Nippon Paper Industries, Nippon Daishowa Paperboard Co., Ltd.(“Nippon Daishowa Paperboard”), Nippon Paper-Pak Co., Ltd. (“Nippon Paper-Pak”) and Nippon Paper Chemicals Co., Ltd. (“Nippon Paper Chemicals”) held today, the respective Boards passed a resolution approving the terms of and entry by the respective company into a merger agreement whereby Nippon Paper Industries will merge with the Company’s wholly owned subsidiary Nippon Daishowa Paperboard and Nippon Paper Industries’ wholly owned subsidiaries, Nippon Paper-Pak and Nippon Paper Chemicals, with Nippon Paper Industries being the surviving company, effective October 1, 2012, prior to the merger between Nippon Paper Industries and the Company.

(Note1)	Under the technical listing system, when a listed company merges into an unlisted company and is then dissolved or becomes a wholly owned subsidiary of an unlisted company through a share exchange or a share transfer, shares of those unlisted companies can be promptly listed on the stock exchange, after an examination focusing mainly on whether they meet the liquidity standard of shares stipulated in the delisting standards.

(Note2)	Regarding listing on the Osaka Securities Exchange Co., Ltd. (“OSE”) and the Nagoya Stock Exchange, Inc. (“NSE”), Nippon Paper Industries will not list its shares on either the OSE or the NSE after the delisting of the Company’s shares on March 27, 2013.

I. Background and Purpose of the Merger

The Company was established as a holding company of Nippon Paper Industries and Daishowa Paper Co., Ltd. in March 2001. In April 2003, the Company organized its subsidiaries’ businesses into the paper business and the paperboard business segments and reorganized its subsidiaries in accordance with such business segments, and the Company has until now worked to increase its corporate value as a holding company.

Regarding Nippon Daishowa Paperboard, Nippon Paper-Pak and Nippon Paper Chemicals, which are to merge with Nippon Paper Industries, each company has expanded its business in its respective industry and contributed profits to the entire Company group. The importance of each company’s business continues to increase. On the other hand, since the business environment surrounding the Company group has changed rapidly (for example, due to the diversification of customer needs), there has been an increase in the overlapping business fields, customers and products, etc. among these companies, and as a result, it is becoming difficult under the current framework of business for each company to respond to such changes promptly.

In addition, with respect to Nippon Paper Industries, which is responsible for the domestic paper business, as the core business of the Company’s group, since there has been a decrease in domestic demand in the paper business that is expected to continue into the future, the Company group faces the urgent needs to expand in the areas where its businesses are growing, such as the package material business, paper cartons business and biochemical business.

In light of the situation described above, the Company believes that it should reconsider the current holding company system and merge the above-mentioned consolidated subsidiaries, as a result of which the resources in the entire Company group can be allocated more promptly and efficiently than ever and the growth areas of the Company group’s businesses can be developed into the core businesses of the Company group along with the domestic paper business.

The Company group will rebuild the operational structure of its businesses promptly through the measures taken at this time and work to further increase the Company’s corporate value.

II. Merger between the Company and Nippon Paper Industries (“Merger”)

1.	Outline of the Merger

(1) Merger schedule
Merger resolution at Board of Directors’ meeting	April 25, 2012 (Wednesday)
Execution of merger agreement	April 25, 2012 (Wednesday)
Record date of General Meeting of Shareholders	March 31, 2012 (Saturday)
General Meeting of Shareholders to approve Merger	(Nippon Paper Industries)
June 22, 2012 (Friday) (planned)
General Meeting of Shareholders to approve Merger	(Nippon Paper Group)
June 28, 2012 (Thursday) (planned)
Delisting date (Nippon Paper Group)	March 27, 2013 (Wednesday) (planned)
Planned Merger date (effective date)	April 1, 2013 (Monday) (planned)

(2) Merger Structure

The Merger is an absorption-type merger with Nippon Paper Industries as the surviving company and the Company being extinguished by dissolution.

(3)	Share allocation in the Merger

Company Name	Nippon Paper Industries(*)	Nippon Paper Group
Merger Ratio	1	1

(Note): (i) Share allocation ratio

One common share of Nippon Paper Industries will be allotted and delivered in exchange for one common share of Nippon Paper Group. As part of the Merger, the common shareholders of Nippon Paper Group shall receive consideration valued at 188,332 million yen (an amount equivalent to the number calculated by multiplying 1,620 yen, the closing stock price per share of Nippon Paper Group on the Tokyo Stock Exchange, Inc. on April 24, 2012, by 116,254,892, the total number of outstanding shares of Nippon Paper Group).

(*)	Nippon Paper Industries conducted a consolidation of shares on April 24, 2012, with the result that the number of outstanding shares of Nippon Paper Industries became 116,254,892.

(ii) Basis and background of calculation

With ensuring fairness and legitimacy as its first priority, the Company asked Mizuho Securities Co., Ltd. (“Mizuho Securities”), a third party institution, to analyze the impacts that the Merger might have on the Company and outstanding common shares of the Company held by its shareholders, and it has received the results, etc. of such analysis. Taking the results of the analysis from Mizuho Securities fully into account, the Company and Nippon Paper Industries established the merger ratio shown above.

(iii) Shares of Nippon Paper Industries held by the Company

Shares of Nippon Paper Industries held by the Company will be shares of treasury stock held by Nippon Paper Industries at the effective time of the Merger. As part of the Merger, Nippon Paper Industries will allot and deliver all of such shares to Nippon Paper Group’s shareholders (excluding Nippon Paper Group itself) in place of newly issued shares.

(4) Handling of New Share Subscription Rights and Bonds with Subscription Rights to Shares, as related to the Merger

Not applicable.

(5) Rights of Company Shareholders on the Effective Date of the Merger

(i)	Company shareholders recorded in the final shareholders’ register on March 31, 2013 shall be granted voting rights at the first Nippon Paper Industries’ General Meeting of Shareholders held after the effective date of the Merger.

(ii)	The record date of the distribution of retained earnings passed by resolution at Nippon Paper Industries’ first General Meeting of Shareholders held after the effective date of the Merger shall be the effective date of the Merger

2. Outline of Merging Companies (As of March 31, 2012)

(1) Business name	Nippon Paper Industries Co., Ltd.(*1) (Acquiring company)	Nippon Paper Group, Inc. (Acquired company)

(2) Head office	1-4-1 Oji, Kita-ku, Tokyo	1-2-2 Hitotsubashi, Chiyoda-ku, Tokyo

(3) Name and title of representative director	Director and President Yoshio Haga	Director and President Yoshio Haga

(4) Main business	Manufacture and sales of paper such as newsprint, printing and writing paper, business communication paper, industrial paper and pulp	Mainly management of pulp and paper companies through ownership of such companies

(5) Capital	¥104,873 million	¥55,730 million

(6) Established	August 1, 1949	March 30, 2001

(7) Total issued shares	116,254,892 (*2)	116,254,892

(8) Accounting period	March 31	March 31

(9) No. of employees	3,637 (unconsolidated)	142 (unconsolidated)

(10) Major business partners	NP Trading Co., Ltd. Shinsei Pulp & Paper Company Limited Japan Pulp and Paper Company Limited	Not applicable to pure holding company

(11) Major banking relationships	Mizuho Corporate Bank, Ltd. Sumitomo Mitsui Banking Corporation	Mizuho Corporate Bank, Ltd. Sumitomo Mitsui Banking Corporation

(12) Major shareholders and ratio of shareholding	Nippon Paper Group 100%	Japan Trustee Services Bank, Ltd. (Trust Account) 10.34% The Master Trust Bank of Japan, Ltd (Trust Account) 6.15% Nippon Life Insurance Company 2.95%

(13) Relationship between companies	Capital relationship	Nippon Paper Group owns 100% of the total outstanding shares of Nippon Paper Industries, and is its parent company.

	Personal relationship	Six directors and four statutory auditors of Nippon Paper Group concurrently serve as directors and statutory auditors of Nippon Paper Industries.

	Business relationship	Nippon Paper Group is the pure holding company of Nippon Paper Industries.

	Status applying to related parties	Nippon Paper Industries is the Company’s consolidated subsidiary and is a related party of the Company.

(*1)	Nippon Paper Industries will be merged with Nippon Daishowa Paperboard, Nippon Paper-Pak and Nippon Paper Chemicals, effective as of October 1, 2012. The status after such merger is described in “III. Merger of Nippon Paper Industries with Nippon Daishowa Paperboard, Nippon Paper-Pak and Nippon Paper Chemicals”, “3. Post-Merger Status”.

(*2)	This number represents the number of shares after the consolidation of shares by Nippon Paper Industries as of April 24, 2012.

(14) Business Performance and Financial Position in Most Recent Three-Year Period	Nippon Paper Industries Co., Ltd. (Unconsolidated)			Nippon Paper Group Inc. (Consolidated)
Accounting period	fiscal year ended March 2009	fiscal year ended March 2010	fiscal year ended March 2011	fiscal year ended March 2009	fiscal year ended March 2010	fiscal year ended March 2011
Net assets	305,232	311,258	258,997	424,551	459,978	408,762
Total assets	1,304,681	1,257,303	1,311,898	1,492,027	1,500,246	1,560,592
Net assets per share(¥)	282.45	288.02	239.66	3,601.71	3,940.06	3,496.49
Sales	626,329	546,398	527,019	1,188,136	1,095,233	1,099,817
Operating income	7,327	15,783	12,406	19,951	43,149	35,608
Ordinary income	8,137	15,179	7,823	17,944	37,547	31,599
Net income	Δ20,300	16,310	Δ36,439	Δ23,330	30,050	Δ24,172
Net income per share(¥)	Δ18.78	15.09	Δ33.72	Δ208.60	264.03	Δ208.73
Dividend per share(¥)	9.00	17.50	—	80.00	80.00	60.00

(Unit: Millions of yen, except when otherwise noted)

(*1)	Please refer to “Summary Report on Financial Results for the Fiscal Year March 2012”, which is planned to be released on May 15, 2012, for the figures for the fiscal year ended March 2012 of Nippon Paper Group.

(*2)	Although Nippon Paper Industries consolidated its 1,080,671,242 common shares into 116,254,892 common shares as of April 24, 2012, each per share figure of Nippon Paper Industries as mentioned immediately above (i.e., “net assets per share”, “net income per share”, and “dividend per share”) is calculated based on the number of shares before such combination of shares. Although Nippon Paper Group split each of its common shares into one hundred of its common shares as of January 4, 2009, the dividend per share for the fiscal year ended March 2009 is calculated on the assumption that such split of shares was conducted retroactively at the beginning of such fiscal year.

3. Post-Merger Status

(1) Business name	Nippon Paper Industries Co., Ltd.

(2) Head office	1-4-1 Oji, Kita-ku, Tokyo

(3) Name and title of representative director	Director and President Yoshio Haga

(4) Main businesses	Manufacture and sales of paper, paperboard, pulp, packaging cartons, chemical products, etc.

(5) Capital	¥104,873 million

(6) Net assets(*)	¥408,762 million (consolidated)

(7) Total assets(*)	¥1,560,592 million (consolidated)

(8) Accounting period	March 31

(*)	Although the consolidated figures of the Company are not yet fixed, the figures for the fiscal year ended March 2011 are mentioned, since the Merger is a merger between a wholly owned parent and its subsidiary company.

4. Summary of accounting procedures

The Merger falls under the category of a transaction under common control which is described in the “Accounting Standard for Business Combinations” (ASBJ Statement No.21, issued December 26, 2008) and “Guidance for Accounting Standard for Business Combinations” (ASBJ Guidance No.10, issued December 26, 2008).

5. Forecast

Since Nippon Paper Industries is a consolidated subsidiary of Nippon Paper Group, the Merger has no impact on the Company’s consolidated performance.

After passing a resolution approving the merger agreement at the General Meeting of Shareholders to be held on June 28, 2012, the Company will delist its shares from the stock exchanges on March 27, 2013 (planned), while Nippon Paper Industries, the surviving company, plans to technically list on the Tokyo Stock Exchange on April 1, 2013.

III. Merger of Nippon Paper Industries with Nippon Daishowa Paperboard, Nippon Paper-Pak and Nippon Paper Chemicals

1. Outline of the merger

(1) Merger schedule

Merger resolution at Board of Directors’ meeting	April 25, 2012 (Wednesday)
Conclusion of merger agreement	April 25, 2012 (Wednesday)
Record date of General Meeting of Shareholders	March 31, 2012 (Saturday)
General Meeting of Shareholders to approve Merger Nippon Paper Chemicals)	(Nippon Daishowa Paperboard and June 21, 2012 (Thursday) (planned)
General Meeting of Shareholders to approve Merger Nippon Paper-Pak)	(Nippon Paper Industries and June 22, 2012 (Friday) (planned)
Planned merger date (effective date)	October 1, 2012 (Monday)

(2)	Merger method

This merger is an absorption-type merger method with Nippon Paper Industries as the surviving company, and each of Nippon Daishowa Paperboard, Nippon Paper-Pak and Nippon Paper Chemicals being extinguished by dissolution.

(3)	Share allocation in the merger

The surviving company, Nippon Paper Industries, and the absorbed company, Nippon Daishowa Paperboard, will be wholly owned subsidiaries of the Company immediately prior to the merger, and Nippon Paper-Pak and Nippon Paper Chemicals, absorbed companies, will be wholly owned subsidiaries of Nippon Paper Industries immediately prior to the merger. Thus, no share or other consideration will be delivered as part of the merger.

(4)	Handling of New Share Subscription Rights and Bonds with Subscription Rights to Shares, as related to the merger

Not	applicable.

2. Outline of Merging Companies (As of March 31, 2012)

(1) Business name	Nippon Paper Industries Co., Ltd. (Acquiring company)	Nippon Daishowa Paperboard Co., Ltd. (Acquired company)

(2) Head office	1-4-1 Oji, Kita-ku Tokyo	1-3 Kanda Sudacho, Chiyoda-ku, Tokyo

(3) Name and title of representative director	Director and President Yoshio Haga	Director and President Hironori Iwase

(4) Main business	Manufacture and sales of paper such as newsprint, printing and writing paper, business communication paper, industrial paper and pulp	Manufacture and sales of containerboard, manila board, duplex board, other paperboard, base stock for building material, core base stock and paper

(5) Capital	¥104,873 million	¥10,863 million

(6) Established	August 8, 1949	August 28, 1913

(7) Total issued shares	116,254,892(*)	179,483,599

(8) Accounting period	March 31	March 31

(9) No. of employees	3,637 (unconsolidated)	998 (unconsolidated)

(10) Major shareholders and ratio of shareholding	Nippon Paper Group 100%	Nippon Paper Group 100%

(1) Business name	Nippon Paper-Pak Co., Ltd. (Acquired company)	Nippon Paper Chemicals Co., Ltd. (Acquired company)

(2) Head office	1-2-2 Hitotsubashi Chiyoda-ku, Tokyo	1-2-2 Hitotsubashi Chiyoda-ku, Tokyo

(3) Name and title of representative director	Director and President Tadasu Fukawa	Director and President Masami Yamaki

(4) Main business	Manufacture and sales of liquid-packaging cartons, folding cartons, processed plastic products, filling machines and wrapping machines Purchase and sales of household products	Manufacture and sales of functional coating resins, functional film, dissolving pulp, functional chemical products

(5) Capital	¥4,000 million	¥3,000 million

(6) Established	March 18, 1965	October 1, 2002

(7) Total issued shares	8,000,000	60,001

(8) Accounting period	March 31	March 31

(9) No. of employees	212 (unconsolidated)	497 (unconsolidated)

(10) Major shareholders and ratio of shareholding	Nippon Paper Industries 100%	Nippon Paper Industries 100%

(*)	This number represents the number of shares after the consolidation of shares by Nippon Paper Industries as of April 24, 2012.

(11) Business Performance and Financial Position in Most Recent Three-Year Period	Nippon Paper Industries Co., Ltd. (unconsolidated)			Nippon Daishowa Paperboard Co., Ltd. (unconsolidated)
Accounting period	fiscal year ended March 2009	fiscal year ended March 2010	fiscal year ended March 2011	fiscal year ended March 2009	fiscal year ended March 2010	fiscal year ended March 2011
Net assets	305,232	311,258	258,997	28,239	37,199	39,540
Total assets	1,304,681	1,257,303	1,311,898	234,225	222,371	219,136
Net assets per share (¥)	282.45	288.02	239.66	157.34	207.26	220.30
Sales	626,329	546,398	527,019	163,405	140,157	139,685
Operating income	7,327	15,783	12,406	552	9,746	6,170
Ordinary income	8,137	15,179	7,823	Δ1,436	7,699	4,368
Net income	Δ20,300	16,310	Δ36,439	Δ17,234	8,560	5,012
Net income per share (¥)	Δ18.78	15.09	Δ33.72	Δ96.02	47.69	27.93
Dividend per share (¥)	9.00	17.50	—	—	14.31	8.37

(11) Business Performance and Financial Position in Most Recent Three-Year Period	Nippon Paper-Pak Co., Ltd. (unconsolidated)			Nippon Paper Chemicals Co., Ltd. (unconsolidated)
Accounting period	fiscal year ended March 2009	fiscal year ended March 2010	fiscal year ended March 2011	fiscal year ended March 2009	fiscal year ended March 2010	fiscal year ended March 2011
Net assets	16,415	16,824	17,042	17,173	18,047	20,279
Total assets	45,013	40,486	38,126	31,319	30,072	32,546
Net assets per share (¥)	2,051.99	2,103.07	2,130.29	286,227.64	300,792.02	337,979.87
Sales	43,997	40,891	40,116	30,004	30,878	34,057
Operating income	951	1,575	2,309	662	1,858	4,606
Ordinary income	889	1,561	2,457	685	1,891	4,590
Net income	319	787	688	224	1,168	2,580
Net income per share (¥)	39.97	98.38	86.05	3,734.56	19,472.72	43,007.13
Dividend per share (¥)	53.13	53.13	228.13	6,243.00	6,243.00	56,235.00

(Unit: Millions of yen, except when otherwise noted)

(*)	Although Nippon Paper Industries consolidated its 1,080,671,242 common shares into 116,254,892 common shares as of April 24, 2012, each per share figure of Nippon Paper Industries as mentioned above (i.e., “net assets per share”, “net income per share”, and “dividend per share”) is calculated based on the number of shares before such combination of shares.

3. Post-Merger Status

(1) Business name	Nippon Paper Industries Co., Ltd.

(2) Head office	1-4-1 Oji, Kita-ku, Tokyo

(3) Name and title of representative director	Director and President Yoshio Haga

(4) Main business	Manufacture and sale of paper, paperboard, pulp, packaging cartons chemical products, etc.

(5) Capital	¥104,873 million

(6) Net assets(*)	¥335,858 million

(7) Total assets(*)	¥1,601,706 million

(8) Accounting period	March 31

(*)	Not yet fixed at this moment; these numbers represent the sum of the net assets or total assets, as applicable, of the four merging companies for the fiscal year ended March 2011.

4. Summary of accounting procedures

This merger falls under the category of a transaction under common control which is described in the “Accounting Standard for Business Combinations” (ASBJ Statement No.21, issued December 26, 2008) and “Guidance for Accounting Standard for Business Combinations” (ASBJ Guidance No.10, issued December 26, 2008).

5. Forecast

Since the merging companies are all wholly owned direct or indirect subsidiaries of the Company, the merger has no impact on the Company’s consolidated performance.

[Reference] Merger Scheme

<October 1, 2012>
Merger among Nippon Paper Industries (surviving company) and Nippon Daishowa Paperboard, Nippon Paper-Pak and Nippon Paper Chemicals.
Nippon Paper Group
Nippon Paper Industries
Nippon Daishowa Paperboard
Nippon Paper Crecia
Nippon Paper Papylia
<Merger>
Nippon Paper-Pak
Nippon Paper Chemicals
Shikoku Coca-Cola Bottling
October 1, 2012
Nippon Paper Group
Nippon Paper Industries
Nippon Paper Crecia
Nippon Paper Papylia
Shikoku Coca-Cola Bottling
<April 1, 2013>
Merger between Nippon Paper Industries (surviving company) and Nippon Paper Group
Nippon Paper Group
<Merger>
Nippon Paper Industries
Nippon Paper Crecia
Nippon Paper Papylia
Shikoku Coca-Cola Bottling
April 1, 2013
Nippon Paper Industries
Nippon Paper Crecia
Nippon Paper Papylia
Shikoku Coca-Cola Bottling